           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Limited Term California Municipal Fund

We consent to the use in this Registration Statement of Oppenheimer Limited
Term California Municipal Fund, of our report dated September 17, 2007, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statement of Additional Information.

                              /s/ KMPG LLP
                              KPMG LLP

Denver, Colorado
October 29, 2007